Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2009, except for the restatement described in Note 2 to the consolidated financial statements and the matters described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting as to which the date is November 16, 2009, which appears in Hansen Medical, Inc’s Annual Report on Form 10-K/A for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 22, 2010